American Assets Trust, Inc. Announces Issuance of $100 Million of 3.78% Senior Guaranteed Notes, Series F, Due July 19, 2024
Company Release - 7/19/17
SAN DIEGO -American Assets Trust, Inc. (NYSE:AAT) (the “Company”) and American Assets Trust, L.P. (the “Operating Partnership”) announced today the closing of a privately placed debt offering of $100,000,000 of seven-year senior guaranteed notes (the “Series F Notes”) by the Operating Partnership. The Series F Notes are unsecured, will pay a fixed interest rate of 3.78% and are due on July 19, 2024.
Prior to closing, the Operating Partnership entered into a treasury lock contract to reduce the interest rate variability exposure of the projected interest cash outflows under the then-prospective private placement of the Series F Notes described above. As a result, net of the settlement of the treasury lock contract, the fixed interest rate in accordance with GAAP for the Series F Notes is approximately 3.85% per annum, through maturity.
The Company intends to use the proceeds from the private placement of the Series F Notes to repay outstanding amounts on its credit facility and for other general corporate purposes.
About American Assets Trust, Inc.
American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The Company has over 50 years of acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.2 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 2,112 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.
Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's annual report on Form 10-K filed on February 17, 2017 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.
Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607